Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

August 10, 2026

Archer-Daniels-Midland Company

77 West Wacker Drive

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel for Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-297960) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, and the Prospectus Supplement dated August 5, 2026 (the “Prospectus Supplement”) to the Prospectus dated August 4, 2026 (the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $500,000,000 aggregate principal amount of the Company’s 4.829% Notes due 2031 (the “2031 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.269% Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”). The Notes are to be issued under the Indenture dated as of July 26, 2023 (the “Indenture”) entered into by the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and sold pursuant to the Underwriting Agreement, dated August 5, 2026 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

For purposes of this opinion, we have reviewed the Composite Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the corporate actions taken by the Company in connection with the Indenture and the Notes, the Registration Statement, the Prospectus Supplement, the Prospectus, the Underwriting Agreement, the Indenture, executed copies of the global notes evidencing the Notes, and such other documents, records, agreements, certificates and instruments, and have reviewed such authorities of law, as we have deemed necessary or appropriate as a basis for our opinion.

Based upon and subject to the foregoing and subject to the qualifications, assumptions, exceptions and limitations that follow, we are of the opinion that the Notes have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed by the Company and, when authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

Archer-Daniels-Midland Company

August 10, 2026

We express no opinion as to the enforceability or effect in the Notes of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction) (except to the extent such agreement would be enforceable based on Section 5-1402 of the General Obligations Law of the State of New York), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

We have relied as to certain factual matters upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters and upon representations of the Company in the Underwriting Agreement, in each case without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to agreements or instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, instruments, certificates and records we have reviewed; (vi) the absence of any undisclosed modifications to the agreements and instruments reviewed by us; (vii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in such jurisdictions; (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Notes is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (v) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and

Archer-Daniels-Midland Company

August 10, 2026

other costs; (vii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement; (viii) may require mitigation of damages; (ix) may limit the enforceability of certain waivers, including without limitation, waivers of the right to jury trial; (x) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); or (xi) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture.

The opinion herein expressed is rendered as of the date first written above and is limited to the specific issues addressed and to facts and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in facts or in our knowledge of relevant facts, which may occur or become known to us after the date hereof.

Our opinion set forth herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion as to laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP